August 27, 2003

FROM:                                         FOR:
The Carideo Group Inc.                        Donaldson Company, Inc.
1250 One Financial Plaza                      P.O. Box 1299
120 South Sixth Street                        Minneapolis, MN  55440
Minneapolis, MN  55402                        (NYSE: DCI)

Tony Carideo                                  Rich Sheffer
(612) 317-2880                                (952) 887-3753
Email: tony@carideogroup.com                  Email: rsheffer@mail.donaldson.com
       ---------------------                         ---------------------------


FOR IMMEDIATE RELEASE
---------------------

              14TH CONSECUTIVE YEAR OF DOUBLE-DIGIT EARNINGS GROWTH
                              FOR DONALDSON COMPANY

             EPS up 11 percent to $2.11on record $1.2 billion sales;
                 focused on delivering "Year 15" in fiscal 2004

         MINNEAPOLIS, August 27, 2003 -- Donaldson Company, Inc. (NYSE: DCI), today reported record diluted earnings per share of $0.60 for the fourth fiscal quarter ended July 31, 2003, up 9.1 percent from $0.55 last year. Net income was a record $27.1 million, up 8.9 percent from $24.9 million last year. Sales were a record $330.3 million, up 8.7 percent from $303.9 million last year.

         For the year, diluted earnings per share were a record $2.11, up 11.1 percent from $1.90 last year. Net income totaled a record $95.3 million, up 9.7 percent from $86.9 million last year. Sales were a record $1.218 billion, up 8.2 percent from $1.126 billion last year.

         "Through their dedication and determination, the Donaldson people delivered another year of record results - our 14th consecutive double-digit earnings growth year," said Bill Van Dyke, Donaldson's chairman, president and chief executive officer. "We began the year facing a significant contraction in our gas turbine business, but the power of our diversified portfolio and the proven ability of our people to execute under adverse conditions gave us another year of record results. The numbers speak volumes about the capabilities of the people who make up Donaldson."

         Improvements that helped deliver "Year 14" include:

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Donaldson Company, Inc.
August 27, 2003
Page 2

     o    Strong worldwide Engine Products results. Our new small diesel
          -----------------------------------------
          filtration offering, featuring our innovative PowerCore(TM) technology, led the growth in North America. In Asia, our Japanese business experienced strong export demand for off-road equipment and a spike in demand of emission control products for the truck market.

     o    The successful integration of ultrafilter. Ultrafilter improved both
          ------------------------------------------
          its top and bottom lines by growing sales while focusing on manufacturing and operating infrastructure improvements. Ultrafilter's operating margin is approaching Donaldson-like levels from what was essentially breakeven prior to the acquisition.

     o    Our gas turbine business remained profitable. Gas turbine maintained
          ---------------------------------------------
          its gross margin percentage and remained profitable on the operating income line despite a $101 million, or 44 percent, sales drop from last year by effectively managing its capacity utilization.

         "Where we saw business conditions improving, we capitalized on those sales growth opportunities," Van Dyke said. "In businesses where improving conditions were not yet evident, our people continued to focus on things within their control: manufacturing infrastructure improvements, product cost reductions, and operating expense controls."

INCOME STATEMENT DISCUSSION
         The impact of foreign currency translation during the fourth quarter, led by the Euro, increased sales by $21.2 million and net earnings by $2.0 million. For the year, foreign currency translation increased sales by $60.0 million and net earnings by $4.5 million, the first positive translation effect in seven years. Worldwide revenues, excluding the impact of foreign currency translation, increased 1.7 percent during the quarter and 2.9 percent for the year.

         Excluding the impact of foreign currency translation, fourth quarter sales outside the U.S. increased 28.9 percent, primarily reflecting the impact of ultrafilter. For the year, sales outside the U.S. increased 26.3 percent, or
4.3 percent not including ultrafilter.


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Donaldson Company, Inc.
August 27, 2003
Page 3

         Gross margin of 32.5 percent for the quarter and 32.1 percent for the year compares to prior year margins of 31.2 percent and 31.0 percent, respectively. Ultrafilter was the main driver for the increases. Ultrafilter's positive impact was partially offset by our ongoing costs for continuing plant rationalization, which came to $.05 per share in the quarter compared to $.02 per share a year ago. For the year, plant rationalization costs were $.10 per share versus $.05 per share last year.

         Fourth quarter operating expenses were 21.2 percent of sales, up from
19.2 percent last year. For the year, operating expenses as a percent of sales were 21.3 percent, up from 20.0 percent last year. The increase over last year is attributable to the addition of ultrafilter, where operating expenses, as a percentage of sales, are currently higher than Donaldson's existing businesses. Operating expense management has remained one of our key initiatives across the company. Excluding ultrafilter, and on a constant currency basis, operating expenses were down $8.6 million, or 14.7 percent, from last year's fourth quarter and were down $22.9 million, or 10.2 percent, for the year.

         Fourth quarter interest expense was $1.3 million, down from $1.5 million last year, reflecting lower interest rates and debt levels from last year. For the year, interest expense was $5.9 million versus $6.5 million last year. Other income totaled $1.3 million compared to an expense of $0.8 million last year. For the year, other income was $4.7 million, up from $1.7 million in the prior year. Last year's other income included an expense for a discretionary $2.5 million contribution for funding the Donaldson Foundation. The income tax rate remained at 27 percent.

         During the quarter, the company repurchased 89,000 shares for $4.0 million as part of its ongoing share repurchase plan. For the year, 710,300 shares, or 1.6 percent of outstanding shares, were repurchased for a total of $24.9 million.

BACKLOG
         Total backlog of $313 million was down 1 percent from the prior-quarter end but up 2 percent from the same period last year; the continuing decline in the North American gas turbine market is offsetting improvement in the rest of the business. In Engine Products, total backlog increased 1 percent from the prior-quarter end and 7 percent from the same period last year. In Industrial Products, total

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Donaldson Company, Inc.
August 27, 2003
Page 4

backlog decreased 4 percent from the prior-quarter end and 5 percent from the same period last year, again reflecting the North American gas turbine downturn. Excluding ultrafilter and North American gas turbine, the company's total backlog rose 7 percent from last year, continuing the improvement in general business levels seen for several quarters.

         The 90-day backlog was $183 million, up 2 percent from the prior-quarter end and up 3 percent from the same period last year. In Engine Products, the 90-day backlog increased 2 percent from the prior-quarter end and 10 percent from the same period last year. In Industrial Products, the 90-day backlog increased 1 percent from the prior-quarter end but decreased 6 percent from the same period last year, reflecting the North American gas turbine downturn. Excluding ultrafilter and North American gas turbine, the company's 90-day backlog increased 8 percent from last year.

ENGINE PRODUCTS SEGMENT
         Engine Products sales for the fourth quarter were $188.3 million, an increase of 15.2 percent from $163.4 million last year. For the year, sales totaled $683.3 million, an increase of 11.7 percent from $611.6 million last year.
         Transportation sales for the fourth quarter totaled $35.4 million, up
39.2 percent from $25.5 million last year. North American truck sales increased
16.6 percent from last year as light-duty diesel sales more than doubled over last year, reflecting additional sales from new PowerCore programs. International truck sales increased 116.9 percent, including the continued high demand for emission control products in Japan. For the year, worldwide sales totaled $116.3 million, an increase of 29.9 percent from $89.5 million last year.
         Worldwide sales of off-road products in the quarter were $49.5 million, up 8.3 percent from $45.7 million last year. North American sales decreased 6.4 percent on continued weak equipment demand and a strong quarter last year for defense. Asian and European sales were up 45.0 and 32.1 percent, respectively. Sales in Japan were strong on the continued export demand for off-road equipment in China. For the year, worldwide sales were $194.8 million, an increase of 10.1 percent from $177.0 million last year.


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Donaldson Company, Inc.
August 27, 2003
Page 5

         Aftermarket sales comprised 54.9 percent of total Engine Products sales in the quarter at $103.3 million, an increase of 12.0 percent from $92.3 million last year. North American sales increased 7.9 percent as equipment utilization rates improved. International sales were strong, with European and Asian sales up 19.1 percent and 7.4 percent, respectively. For the year, aftermarket sales were $372.1 million, an increase of 7.8 percent from $345.1 million last year.

         (Please note that certain fiscal 2002 product sales amounts have been reclassified within the Engine Products segment to conform to the current presentation. There is no impact to the total Engine Products segment for fiscal 2002.)

INDUSTRIAL PRODUCTS SEGMENT
         Industrial Products sales for the fourth quarter were $142.0 million, an increase of 1.1 percent from $140.4 million last year. Excluding the acquisition of ultrafilter, sales decreased 26.3 percent to $103.5 million, reflecting the gas turbine contraction. For the year, Industrial Products sales were $535.0 million, up 4.0 percent from $514.4 million last year. Excluding ultrafilter, sales decreased 19.5 percent to $414.1 million.

         Gas turbine product sales in the fourth quarter were $26.3 million, a decrease of 61.6 percent from a record $68.6 million last year. Sales in North America declined 77.5 percent. International sales declined 26.7 percent in the quarter as Europe had orders pulled ahead by customers into the third quarter and Asia had orders delayed into fiscal 2004. For the year, gas turbine sales were $129.6 million, down 43.9 percent from a record $230.9 million last year.
         Industrial air filtration sales in the fourth quarter were $46.7 million, an increase of 2.1 percent from $45.8 million last year. North American sales decreased 14.1 percent though fourth quarter orders showed the first year-over-year increase in almost three years, suggesting the beginning of a turn. International sales were up 21.2 percent, primarily due to currency translation. For the year, industrial air filtration sales were $174.3 million, down 0.8 percent from $175.7 million last year.

         Sales of special application products in the fourth quarter were $30.4 million, an increase of 16.7 percent from $26.0 million last year. Disk drive filter sales were flat year-over-year as the
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Donaldson Company, Inc.
August 27, 2003
Page 6

computer industry begins to pick up following several difficult quarters. Membrane sales increased 67.9 percent on improvement in its core industrial filtration markets, growing acceptance of its performance fabrics, and success in technical product markets. For the year, special application sales were $110.2 million, an increase of 2.2 percent from $107.8 million last year.

         Sales of ultrafilter products totaled $38.6 million in the fourth quarter and $120.9 million for the year. The fourth quarter of fiscal 2003 had a favorable impact from conforming the quarter end of ultrafilter, which resulted in $11.5 million additional sales in the fourth quarter.

OUTLOOK

         ENGINE PRODUCTS: Overall, Donaldson expects low double-digit sales
         ----------------
growth for engine products in fiscal 2004.

     o The company expects North American heavy-duty truck build rates to continue improving this quarter, and to accelerate toward the end of the calendar year and into next year. PowerCore systems for light-duty diesel truck programs have ramped up quickly and should continue to lift total truck results in coming quarters. Order trends and ending backlogs indicate continued strength in Europe and Asia-Pacific.

     o Off-road sales are expected to remain strong in Asia and steady in North America on a lackluster outlook for construction.

     o North American engine aftermarket sales are expected to continue growing as increasing economic activity improves equipment utilization and spurs replacement filter sales. Both North American and international aftermarket order rates have continued to improve. Diesel emission retrofit sales in North America are anticipated to grow as the company's technology solution gains acceptance.

         INDUSTRIAL PRODUCTS: Excluding gas turbine, the company expects
         --------------------
improving conditions for its industrial businesses to generate low double-digit sales growth in fiscal 2004.

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Donaldson Company, Inc.
August 27, 2003
Page 7

     o The company expects North American industrial air filtration markets to continue their slow improvement near-term as ending backlogs and order trends are slightly stronger than last year's levels. Internationally, the company anticipates market share gains driving sales growth in Europe; business conditions in Asia are improving rapidly.

     o Special applications products showed continued strength in orders and backlogs for both disk drive filters and membranes with disk drive backlog at an all-time high.

     o Ultrafilter is expecting continued sales growth, driven by additional market penetration.

     o Gas turbine volume will likely continue to decline by an additional 30 to 35 percent from fiscal 2003's $130 million.

         In July 2003, the company closed on the sale of its Ome City, Japan facility. The company has received full payment of the purchase price and expects to report a gain on the sale of $.08 to $.10 per share in the first half of fiscal 2004, upon completing all conditions of the sale. Most of the costs related to the plant closing were recorded as they were incurred in fiscal 2003.

         Donaldson's diversified portfolio of filtration businesses enter fiscal 2004 at various levels of economic activity; some businesses are just beginning to recover, others are more fully entrenched in recovery, while gas turbine faces another difficult year. The company remains committed to sustaining much of the operating efficiencies gleaned from its businesses during the past several years, while targeting investment to allow the company to capitalize on improving economic conditions. The company is focused on delivering its 15th consecutive year of double-digit earnings growth in 2004.

ABOUT DONALDSON COMPANY, INC.
Donaldson Company, Inc., headquartered in Minneapolis, Minn., is a leading worldwide provider of filtration systems and replacement parts. Founded in 1915, Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the industrial and engine markets including dust collection, power generation, specialty filtration, compressed air purification, off-road equipment,

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Donaldson Company, Inc.
August 27, 2003
Page 8

industrial compressors and trucks. Our 9,000 employees contribute to the company's success at 35 manufacturing locations around the world. In fiscal year 2003, Donaldson reported sales of more than $1.2 billion and achieved its 14th consecutive year of double-digit earnings growth. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the New York Stock Exchange under the symbol DCI. Additional company information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995
         The company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "Act") and is making this cautionary statement in connection with such safe harbor legislation. This earnings release, the Annual Report to Shareholders, any Form 10-K, 10-Q or Form 8-K of the company or any other written or oral statements made by or on behalf of the company may include forward-looking statements, forecasts and projections which reflect the company's current views with respect to future events and financial performance, but involve uncertainties that could significantly impact results. The words "believe," "expect," "anticipate," "intends," "estimate," "forecast," "outlook," "plan," "promises," "project," "should" and similar expressions are intended to identify "forward-looking statements" within the meaning of the Act.

         The company wishes to caution investors that any forward-looking statements subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to: risks associated with currency fluctuations, commodity prices, world economic factors, political factors, the company's substantial international operations including key disk drive filter production facilities in China, highly competitive markets, changes in capital spending levels by customers, changes in product demand and changes in the geographic and product mix of sales, acquisition opportunities and integration of recent acquisitions, including the acquisition of ultrafilter, facility and product line rationalization, research and development expenditures, including ongoing information technology improvements, and governmental laws and regulations, including diesel emissions controls. For a more detailed explanation, see exhibit 99 to the company's Form 10-K filed with the Securities and Exchange Commission. The company wishes to caution investors that new

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Donaldson Company, Inc.
August 27, 2003
Page 9

factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Investors are further cautioned not to place undue reliance on such forward-looking statements as they speak only to the company's views as of the date the statement is made. The company undertakes no obligation to publicly update or revise any forward-looking statements.























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Donaldson Company, Inc.
August 27, 2003
Page 10

                  CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS
                    DONALDSON COMPANY, INC. AND SUBSIDIARIES
                (Thousands of Dollars, except per share amounts)
                                   (Unaudited)

                                    Three Months Ended                  Year Ended
                                         July 31                         July 31
                               ----------------------------   ----------------------------
                                   2003            2002           2003            2002
                               ------------    ------------   ------------    ------------
Net sales                      $    330,294    $    303,872   $  1,218,252    $  1,126,005

Cost of sales                       223,020         208,948        827,101         776,513
                               ------------    ------------   ------------    ------------

Gross margin                        107,274          94,924        391,151         349,492

Operating expenses                   70,174          58,443        259,386         225,642
                               ------------    ------------   ------------    ------------

Operating income                     37,100          36,481        131,765         123,850

Other (income) expense               (1,343)            797         (4,691)         (1,699)

Interest expense                      1,261           1,540          5,889           6,531
                               ------------    ------------   ------------    ------------

Earnings before income taxes         37,182          34,144        130,567         119,018

Income taxes                         10,039           9,219         35,253          32,135
                               ------------    ------------   ------------    ------------

Net earnings                   $     27,143    $     24,925   $     95,314    $     86,883
                               ============    ============   ============    ============

Weighted average shares
 outstanding                     43,366,220      44,060,632     43,495,338      44,158,074

Diluted shares outstanding       45,059,159      45,671,462     45,234,983      45,714,409

Net earnings per share         $        .62    $        .57   $       2.19    $       1.97

Net earnings per share
 assuming dilution             $        .60    $        .55   $       2.11    $       1.90

Dividends paid per share       $       .090    $       .080   $       .350    $       .310



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Donaldson Company, Inc.
August 27, 2003
Page 11

                    DONALDSON COMPANY, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Thousands of Dollars)
                                   (Unaudited)

                                                 July 31   July 31
                                                  2003       2002
                                                --------   --------
ASSETS

  Cash and cash equivalents                     $ 67,070   $ 45,586
  Accounts receivable - net                      226,815    251,417
  Inventories - net                              114,890    117,691
  Prepaid expenses and other current assets       45,930     41,790
                                                --------   --------

            Total current assets                 454,705    456,484

  Other assets and deferred taxes                171,856    152,734
  Property, plant and equipment - net            255,436    240,913
                                                --------   --------

            Total assets                        $881,997   $850,131
                                                ========   ========

LIABILITIES AND SHAREHOLDERS' EQUITY

  Trade accounts payable                        $122,759   $115,299
  Employee compensation and other liabilities     68,906     77,274
  Notes payable                                   14,152     60,337
  Income taxes payable                             7,613     19,823
  Current maturity long-term debt                    646         57
                                                --------   --------

            Total current liabilities            214,076    272,790

  Long-term debt                                 105,156    105,019
  Other long-term liabilities                    115,372     89,701
                                                --------   --------

            Total liabilities                    434,604    467,510

             Equity                              447,393    382,621
                                                --------   --------

            Total liabilities and equity        $881,997   $850,131
                                                ========   ========


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Donaldson Company, Inc.
August 27, 2003
Page 12

                    DONALDSON COMPANY, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Thousands of Dollars)
                                   (Unaudited)
                                                            Year Ended
                                                              July 31
                                                       ----------------------
                                                         2003         2002
                                                       ---------    ---------

OPERATING ACTIVITIES

   Net earnings                                        $  95,314    $  86,883
   Adjustments to reconcile net earnings to net cash
     provided by operating activities:
        Depreciation and amortization                     37,557       31,751
        Changes in operating assets and liabilities       26,129       43,836
        Other                                             (1,449)      (9,435)
                                                       ---------    ---------
           Net cash provided by operating activities     157,551      153,035

INVESTING ACTIVITIES

   Net expenditures on property and equipment            (44,126)     (40,529)
   Acquisitions and investments in unconsolidated
      affiliates, net of cash acquired                    (1,577)     (68,349)
                                                       ---------    ---------
           Net cash used in investing activities         (45,703)    (108,878)

FINANCING ACTIVITIES

   Purchase of treasury stock                            (24,874)     (21,271)
   Net change in debt                                    (53,189)       3,045
   Dividends paid                                        (15,263)     (13,713)
   Other                                                   1,083        1,426
                                                       ---------    ---------
           Net cash used in financing activities         (92,243)     (30,513)


Effect of exchange rate changes on cash                    1,879       (4,194)
                                                       ---------    ---------

Increase in cash and cash equivalents                     21,484        9,450

Cash and cash equivalents-beginning of year               45,586       36,136
                                                       ---------    ---------

Cash and cash equivalents-end of period                $  67,070    $  45,586
                                                       =========    =========

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Donaldson Company, Inc.
August 27, 2003
Page 13






                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                             (Thousands of Dollars)
                                   (Unaudited)

                              Three Months Ended         Year Ended
                                  July 31                  July 31
                           ----------------------    ----------------------
                             2003         2002         2003         2002
                           ---------    ---------    ---------    ---------

Free cash flow             $  45,428    $  41,829    $ 113,425    $ 112,506

Capital expenditures           8,861        4,755       44,126       40,529
                           ---------    ---------    ---------    ---------
Net cash provided by
  operating activities     $  54,289    $  46,584    $ 157,551    $ 153,035
                           =========    =========    =========    =========


EBITDA                     $  48,241    $  43,279    $ 172,817    $ 156,381
Income taxes                 (10,039)      (9,219)     (35,253)     (32,135)
Interest expense (net)        (1,086)      (1,246)      (4,693)      (5,612)
Depreciation and
  amortization                (9,973)      (7,889)     (37,557)     (31,751)
                           ---------    ---------    ---------    ---------

            Net earnings   $  27,143    $  24,925    $  95,314    $  86,883
                           =========    =========    =========    =========




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